Exhibit 10.3

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT dated as of May 17, 2021 (this “Sublease”), is made and entered into by and between MIRADRY, INC., a Delaware corporation (“Sublandlord”), and MIRADRY ACQUISITION COMPANY, INC., a Delaware corporation (“Subtenant”), with reference to the following facts and understandings:

WHEREAS, IPX Walsh Bowers Investors, L.P., a Delaware limited liability company (“Landlord”), as landlord, and Sublandlord, as tenant, are parties to that certain Lease dated as of December 16, 2013 (the “Original Master Lease”), as amended by that certain First Amendment to Lease dated as of October 9, 2018 (the “First Amendment”; the Original Master Lease, as amended by the First Amendment, is hereinafter referred to as the “Master Lease”), under which Landlord leases to Sublandlord certain premises consisting of approximately 29,256 rentable square feet (the “Premises”) of the building (the “Building”) located at 2845 and 2855 Bowers Avenue and 2790 Walsh Avenue, Santa Clara, California, as more particularly described in the Master Lease, upon the terms and conditions contained therein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Master Lease.  A copy of the Master Lease is attached hereto as Exhibit A and made a part hereof;

WHEREAS, Sublandlord and Subtenant are parties to that certain Asset Purchase Agreement dated as of May 11, 2021 (“Purchase Agreement”), pursuant to which Subtenant is purchasing the business of Sublandlord conducted at the Premises; and

WHEREAS, Sublandlord and Subtenant wish to enter into a sublease of all of the Premises (the “Sublease Premises”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.Demise. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and subleases from Sublandlord the Sublease Premises (which the parties stipulate contain 29,256 rentable square feet), upon and subject to the terms, covenants and conditions hereinafter set forth.

2.Lease Term; Option to Extend.

(a)Lease Term. The term of this Sublease (the “Term”) shall commence on the closing date under the Purchase Agreement (the “Sublease Commencement Date”) and ending, unless sooner terminated as provided herein or as extended as provided in Section 2(b), at midnight on the day before the six (6) month anniversary of the Sublease Commencement Date (“Sublease Expiration Date”); provided that in no event shall the Term extend past the date that is two (2) years after the Sublease Commencement Date (the “End Date”).

A-1

(b)Option to Extend.

(i)Option Periods.

(A)Subtenant shall have one (1) option to extend the Term for an additional six (6) month period (the “Initial Option Period”), which may be exercised by Subtenant’s written notice to Sublandlord and Landlord at least sixty (60) days prior to the Sublease Expiration Date.

(B)After the Initial Option Period, Subtenant may continue to extend the Term by additional three (3) month periods (each, a “Additional Option Period”) through the End Date by providing written notice to Sublandlord and Landlord at least sixty (60) days prior to the end of the Term as previously extended.

(C)Notwithstanding the foregoing, upon at least sixty (60) days’ written notice to Sublandlord and Landlord prior to the end of the applicable Term (as previously extended), Subtenant may elect to extend the Term through the End Date (such period, the “Extended Option Period”).

(D)For clarity, if Subtenant fails to provide Sublandlord and Landlord with a written extension notice as provided in clause (A), (B) or (C) by the deadline set forth in such clause, then this Sublease shall terminate on the last day of the Term as previously extended via timely delivered extension notices.  In addition, if Subtenant extends the Term as provided in this Section 2(b)(i), Subtenant’s sublease for the Option Period, the Additional Option Period or the Extended Option Period shall be on all the terms and conditions of this Sublease, except that the monthly Base Rent shall be as provided in Section 4 below.

(ii)Documentation.  Sublandlord and Subtenant shall execute and deliver appropriate documentation to evidence any renewal of the Sublease and the terms and conditions of the Sublease during the Option Period, as applicable.

3.Use.  The Sublease Premises shall be used and occupied by Subtenant for the uses permitted under and in compliance with the Master Lease and for no other purpose.  Subtenant shall, at its sole cost and expense, promptly obtain any and all permits, licenses, and other approvals (the “Permits”) required to conduct Subtenant’s business in the Sublease Premises.  Within five (5) business days after the request of Landlord or Sublandlord, Tenant shall furnish to the requesting party copies of the Permits and other relevant documentation.

4.Rent.

(a)Base Rent.

(i)During the Term (as the same may be extended in accordance herewith), Subtenant shall pay to Sublandlord (or if requested by Landlord, directly to Landlord) the monthly amount of $77,594.23 (“Base Monthly Rent”).  The first (1st) monthly installment of Base Rent shall be paid by Subtenant upon the execution of this Sublease.

(ii)Notwithstanding the foregoing, in the event Subtenant elects to extend the Term for the Extended Option Period as provided under Section 2(b)(i)(C), the Base Rent during the twelve (12) month period commencing on the date that is one (1) year after the Sublease Commencement Date shall be $39,495.60.

(iii)Base Rent and additional rent (including without limitation, late fees) shall hereinafter be collectively referred to as “Rent.”

(b)Prorations.  If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Base Rent based on a thirty (30) day month shall be paid for the fractional month during which the Term commenced or terminated.

(c)Additional Rent for Utilities, Other Charges.  Beginning with the Sublease Commencement Date and continuing until the Sublease Expiration Date, Subtenant shall pay to Sublandlord (or if requested by Landlord, directly to Landlord) as additional rent for this subletting all special or after-hours cleaning, heating, ventilating, air-conditioning, elevator and other Building charges incurred at the request of, or on behalf of, Subtenant, or with respect to the Sublease Premises and all other additional expenses, costs and charges payable to Landlord in connection with Master Lease or Subtenant’s use of the Sublease Premises.

(d)Additional Rent for Operating Expenses.  Beginning with the Sublease Commencement Date and thereafter during the Term of this Sublease, Subtenant shall pay to Sublandlord (or if requested by Landlord, directly to Landlord) as additional rent for this subletting all amounts that Sublandlord, as Tenant, is required to pay Landlord, as Tenant’s share of Operating Expenses under the Master Lease.

(e)Payment of Rent.  All Rent shall be payable in lawful money without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease.  All of said Rent is to be paid to Landlord pursuant to the terms and conditions of the Master Lease.  Any additional rent payable on account of items which are not payable monthly by Sublandlord to Landlord under the Master Lease is to be paid to Landlord as and when such items are payable by Sublandlord to Landlord under the Master Lease unless a different time for payment is elsewhere stated herein.  Upon written request therefor, Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Master Lease.

(f)Late Charge.  If Subtenant fails to pay any Rent or any other amounts required to be paid by Subtenant under this Sublease as and when due, such unpaid Rent or other amounts shall be subject to the late charges payable under the terms and conditions of the Master Lease.

5.Security Deposit.  Concurrently with the execution of this Sublease, Subtenant shall deposit with Sublandlord $_________ (the “Deposit”), which shall be held by Sublandlord as security for the full and faithful performance by Subtenant of its covenants and obligations under this Sublease.  The Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord’s damage in case of Subtenant’s default.  If Subtenant defaults in the full and timely performance of any or all of Subtenant’s covenants and obligations set forth in this Sublease, then Sublandlord may, from time to time, without waiving any other remedy available to Sublandlord, use the Deposit, or any portion of it, to the extent necessary to cure or remedy the default or to compensate Sublandlord for all or a part of the damages sustained by Sublandlord resulting from Subtenant’s default.  Subtenant shall immediately pay to Sublandlord within five (5) days following demand, the amount so applied in order to restore the Deposit to its original amount, and Subtenant’s failure to immediately do so shall constitute a default under this Sublease.  If Subtenant is not in default with respect to the covenants and obligations set forth in this Sublease at the expiration or earlier termination of the Sublease, Sublandlord shall return the Deposit to Subtenant after the expiration or earlier termination of this Sublease.  Sublandlord’s obligations with respect to the Deposit are those of a debtor and not a trustee.  Sublandlord shall not be required to maintain the Deposit separate and apart from Sublandlord’s general or other funds and Sublandlord may commingle the Deposit with any of Sublandlord’s general or other funds.  Subtenant shall not at any time be entitled to interest on the Deposit.

6.Incorporation of Terms of Master Lease.

(a)This Sublease is subject and subordinate to the Master Lease.  Subject to the modifications set forth in this Sublease, the terms of the Master Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were Landlord and Tenant, respectively, under the Master Lease), constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease.  In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern.  Subtenant acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.

(b)For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(i)Under all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord, such consent not to be unreasonably withheld, conditioned or delayed.

(ii)Under all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.  In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory.

(iii)Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain.

7.Subtenant’s Obligations.  Subtenant covenants and agrees that all obligations of Sublandlord under the Master Lease shall be observed and performed by Subtenant with respect to the Sublease Premises and Subtenant’s obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord.  Subtenant agrees to indemnify, defend and hold Sublandlord harmless from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees and costs) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord’s obligations under the Master Lease which, as a result of this Sublease, are an obligation of Subtenant.  Subtenant shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under this Sublease or the Master Lease.

8.Sublandlord’s Obligations.  Sublandlord agrees that Subtenant shall be entitled to receive all services and rights to be provided by Landlord to Sublandlord under the Master Lease.  Notwithstanding the foregoing or anything else to the contrary contained in this Sublease, Subtenant shall look solely to Landlord for all such rights and services and shall not, under any circumstances, seek nor require Sublandlord to perform any of such services, nor shall Subtenant make any claim upon Sublandlord for any damages which may arise by reason of Landlord’s default under the Master Lease.  Any condition resulting from a default by Landlord shall not constitute as between Sublandlord and Subtenant an eviction, actual or constructive, of Subtenant and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Subtenant to receive any reduction in or abatement of the Rent provided for in this Sublease.  In furtherance of the foregoing, Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord under the Master Lease.  Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord pursuant to the Master Lease to the extent that failure to perform the same would adversely affect Subtenant’s use or occupancy of the Sublease Premises.  Sublandlord shall cooperate in all reasonable respects in requesting Landlord performance of its obligations, including filing suit as necessary, provided Subtenant indemnifies Sublandlord for any associated liability or expense.

9.Default by Subtenant.  In the event Subtenant shall be in default of any covenant of, or shall fail to honor any obligation under this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available (a) to Landlord under the Master Lease in the event of a similar default on the part of Sublandlord thereunder or (b) at law and/or in equity.

10.Notices.  Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Sublease Premises, to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant’s obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord.  Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Master Lease.  Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authorities.  All notices, demands and requests shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party.  Notices, demands and requests so sent shall be deemed given when the same are received.

Notices to Sublandlord shall be sent to the attention of:

Sientra, Inc.  420 S. Fairview Avenue

Suite 200

Santa Barbara, CA 93117

ATT: General Counsel

Notices to Subtenant shall be sent to the attention of:

miraDry Acquisition Company, Inc.

2929 Walnut Street, Suite 1240

Philadelphia, PA 19104

ATTN: Ian Li

11.Broker.  Sublandlord and Subtenant represent and warrant to each other that no brokers were involved in connection with the negotiation or consummation of this Sublease.  Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by said party as a result of a breach of this representation and warranty by the other party.

12.Condition of Premises.  Subtenant acknowledges that it is subleasing the Sublease Premises “AS-IS” and that Sublandlord is not making any representation or warranty concerning the condition of the Sublease Premises and that Sublandlord is not obligated to perform any work to prepare the Sublease Premises for Subtenant’s occupancy.  Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Sublease Premises except as permitted by the provisions of this Sublease and the Master Lease and that it shall deliver the Sublease Premises to Sublandlord on the Sublease Expiration Date in the condition required by the Master Lease.

13.Consent of Landlord.  The Master Lease requires Sublandlord to obtain the written consent of Landlord to this Sublease.  Sublandlord shall solicit Landlord’s consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant.  In the event Landlord’s written consent to this Sublease has not been obtained within [thirty (30)] days after the execution hereof, then this Sublease may be terminated by either party hereto upon notice to the other, and upon such termination neither party hereto shall have any further rights against or obligations to the other party hereto.

14.Termination of the Lease.  If for any reason the term of the Master Lease shall terminate prior to the Sublease Expiration Date, this Sublease shall automatically be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless said termination shall have been caused by the default of Sublandlord under the Master Lease, and said Sublandlord default was not as a result of a Subtenant default hereunder. For the avoidance of doubt, in the event the closing under the Purchase Agreement does not occur and the Purchase Agreement is terminated in accordance with its terms, this Sublease shall automatically be terminated.

15.OFAC List Representation.  Subtenant hereby represents and warrants to Sublandlord and Landlord that neither Subtenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.

16.Limitation of Estate.  Subtenant’s estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord.  Subtenant shall stand in the place of Sublandlord and shall defend, indemnify, defend and hold Sublandlord harmless with respect to all covenants, warranties, obligations, and payments made by Sublandlord under or required of Sublandlord by the Master Lease with respect to the Subleased Premises.  In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Master Lease, then Sublandlord’s sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach.

17.Attorneys’ Fees.  In the event of any action or proceeding brought by either party against the other party to interpret or enforce this Sublease, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or proceeding, including reasonable attorney’s fees and costs.

18.Execution in Counterparts; Facsimile/Email Signature.  This Sublease may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Executed copies hereof may be delivered by facsimile or email and, upon receipt, shall be deemed originals and binding upon the parties hereto.

19.Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease.  This Sublease, and any exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Sublease Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents.  None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Sublease.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBLANDLORD:

MIRADRY, INC., a Delaware corporation

By:	/s/ Oliver Bennett
Name:	Oliver Bennett
Title:	Director & Corporate Secretary

SUBTENANT:

MIRADRY ACQUISITION COMPANY, INC.,
a Delaware corporation

By:	/s/ Arash Khazei
Name:	Arash Khazei
Title:	Chief Executive Officer

EXHIBIT A

COPY OF MASTER LEASE

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ACTIVE 56637286v2